Exhibit 99.1

News Release

IPSCO CONTINUES STRONG EARNINGS PERFORMANCE

Solid Demand Continues for Plate, Energy Tubular and Large Diameter Pipe Products

*Results Are Reported in U.S. Dollars on a U.S. GAAP Basis*

[Lisle, Illinois] [April 26, 2006] — IPSCO Inc. (NYSE/TSX:IPS) announced today net income for the first quarter of 2006 of $150.7 million ($3.12 per diluted share) compared to $154.8 million ($3.06 per diluted share) for the first quarter of 2005 and $170.2 million ($3.52 per diluted share) in the fourth quarter of 2005.

“IPSCO continues to generate industry leading results based on the sustained strength in its core markets for plate and energy sector products, operating consistently at a high rate of profitability,” said David Sutherland, President and Chief Executive Officer. “Over the past two years IPSCO’s operating income has averaged $246 per ton, a mark which ranks at the top of our industry.”

Sales for the quarter were a record $902.9 million, an increase of 17.8% or $136.2 million over the same quarter last year and 5.9% or $50.7 million over the prior quarter. Total shipments for the quarter were 1,005,000 tons, a new quarterly record for IPSCO and an increase of 150,000 tons compared to last year and 52,000 tons higher than the prior quarter.

Both steel mill product and tubular shipments set new quarterly records. Steel mill product shipments of 658,000 tons increased 6.5% over last year and 7.1% over the prior quarter while tubular shipments of 347,000 tons increased 46.0% over the prior year, primarily due to greater large diameter shipments. Tubular shipments were 2.4% greater than the prior quarter. IPSCO’s composite first quarter product price of $898 per ton was also a new quarterly record and was up $2 per ton from a year ago and $4 per ton higher than the prior quarter.

“We are pleased with the strength and sustained demand for IPSCO’s products. The record sales levels experienced this quarter can be attributed not only to the ongoing strength of the plate, energy tubular and large diameter pipe markets, but also to the execution of our strategy. This strategy includes operational excellence and the development of strong relationships with significant customers in the markets we serve, as reflected in recent independent customer satisfaction surveys,” said David Sutherland. “These relationships continue to grow as we further enhance our asset base to meet customer needs.”

Gross income for the quarter was $279.5 million. Gross income as a percent of sales was 31.0% in the first quarter of 2006 versus 34.9% in the first quarter of 2005. The decline in margins as a percent of sales was driven by lower average steel mill product selling prices, higher steel mill input costs, and higher tubular product costs. Compared to the prior quarter, margins improved slightly from 30.3% based on higher average pricing.

Selling, general and administration expenses were $32.4 million for the quarter, $14.0 million higher than the same period last year and $6.6 million higher than the prior quarter. IPSCO adopted FAS 123(R) Share-Based Payment in January of 2006. The impact of share price appreciation and adoption of the new accounting standard impacted pre-tax earnings by $10.0 million ($0.13 per diluted share) compared to the prior year and $8.1 million ($0.10 per diluted share) compared to the prior quarter.

The first quarter 2006 effective tax rate of 39% was significantly higher than the prior year and prior period. The higher effective tax rate impacted net earnings by $0.15 and $0.72 per diluted share as compared to those periods respectively. As compared to last year, the first quarter earnings benefited by $0.14 per diluted share from share repurchase activity during 2005.

Operating income in the first quarter was $246 per ton compared to $291 per ton in the first quarter of 2005 and $244 per ton in the prior quarter. IPSCO generated $120.1 million cash from operations in the quarter.

Outlook

Robust end user demand for steel mill products is expected for all of 2006. IPSCO’s steel mill capacity is fully committed through the second quarter. The favorable pricing environment which has been better than previously anticipated will be partially offset by increased costs. Operations are expected to maintain strong performance as scheduled maintenance outages are minimal during the year.

We expect high oil and gas prices to continue to drive high rig counts and demand for OCTG products. First quarter 2006 rig counts were 35% higher in Canada and 18% higher in the U.S. than first quarter of last year. North American energy tubular demand is anticipated to be at the highest levels that weather conditions and rig availability will allow for all of 2006. In addition, our spiral pipe facilities are booked at full capacity through the third quarter of 2007.

We anticipate that our second quarter energy tubular sales volumes will experience the normal seasonal reduction as a result of the spring thaw and road restrictions in Western Canada. However, due to the strong market conditions we are running all small diameter pipe mills at capacity in order to meet customer needs for product following spring break up. Excluding foreign exchange gains or losses and assuming an effective tax rate of 39%, we forecast second quarter 2006 earnings to be in the range of $2.60 to $2.80 per diluted share.

IPSCO has scheduled the live webcast of its 2006 first quarter conference call at 10:00 AM  EDT on Wednesday, April 26, 2006. During the call IPSCO President and CEO, David Sutherland, Senior Vice President and CFO, Vicki Avril and Executive Vice President - Steel and Chief Commercial Officer, John Tulloch will discuss IPSCO Inc.’s first quarter results.

Persons wishing to listen to the web cast may access it in the Investor Information, Presentations section on the Company’s website at www.ipsco.com. The conference call, including the question and answer portion, will also be archived on IPSCO’s web site for three months.

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IPSCO, traded as “IPS” on both the New York Stock Exchange and Toronto Stock Exchange, operates steel mills at three locations and pipe mills at six locations in the United States and Canada. As a low cost North American steel producer, IPSCO has a combined annual steel making capacity of 3,500,000 tons. The Company’s tubular facilities produce a wide range of tubular products including line pipe, oil and gas well casing and tubing, standard pipe and hollow structurals. Steel can also be further processed at IPSCO’s five temper leveling and coil processing facilities.

This news release contains forward-looking information with respect to IPSCO’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including, but not limited to: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; and changes in financial markets. These and other factors are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO’s Annual Report for 2005, and its MD&A, particularly as discussed under the heading “Business Risks and Uncertainties” in its Form 10-K.

Company Contact:

Tom Filstrup, Director of Investor Relations

Tel. 630.810.4772

tfilstrup@ipsco.com

Release #06-08

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IPSCO Inc.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(unaudited)

(thousands of United States Dollars except for per share and ton data)

	For the Three Months Ended
	March 31 2006	March 31 2005
Plate and Coil Tons Produced (thousands)	895.6	817.5
Finished Tons Shipped (thousands)	1,005.4	855.8

Sales	$902,896	$766,738
Cost of sales
Manufacturing and raw material	603,346	479,349
Depreciation of capital assets	20,083	19,802
	623,429	499,151
Gross income	279,467	267,587
Selling, general and administration	32,386	18,337
Operating income	247,081	249,250
Other expenses (income):
Interest on long-term debt	5,833	10,728
Net interest income	(7,015)	(2,783)
Foreign exchange loss (gain)	1,324	(394)
Other	(112)	(95)
Income Before Income Taxes	247,051	241,794
Income Tax Expense	96,350	87,026
Net Income	150,701	154,768
Cumulative translation adjustment	1,226	1,959
Fair value of derivatives, net of tax	(5,398)	4,041
Comprehensive income	$146,529	$160,768
Earnings per Common Share - Basic	$3.15	$3.11
-Diluted	$3.12	$3.06
Dividends Declared per Common Share (Canadian dollars)	$0.18	$0.12

IPSCO Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(thousands of United States Dollars)

	For the Three Months Ended
	March 31 2006	March 31 2005
Operating Activities
Net income	$150,701	$154,768
Adjustments to reconcile net income to net cash flows from operating activities
Stock-based compensation	1,237	458
Depreciation of capital assets	20,083	19,802
Amortization of deferred charges	461	370
Deferred income taxes	804	39,589
Changes in operating assets and liabilities
Accounts receivable, less allowances	(12,725)	25,526
Inventories	(43,356)	6,416
Other	1,435	2,580
Accounts payable and accrued charges	(27,708)	(38,494)
Change in deferred pension liability	(178)	1,092
Income taxes payable	29,352	(60,850)
Net cash provided by operations	120,106	151,257
Investing Activities
Expenditures for capital assets	(30,599)	(13,358)
Proceeds from mortgage receivable, net	236	1,457
Investments	(330)	(170)
Net cash used for investing activities	(30,693)	(12,071)
Financing Activities
Common share dividends	(7,450)	(4,958)
Common shares issued pursuant to share option plan	447	10,929
Common share repurchase	—	(16,261)
Repayment of long-term debt	(4,991)	(4,589)
Net cash used for financing activities	(11,994)	(14,879)
Effect of exchange rate changes on cash and cash equivalents	2,841	2,441
Increase in Cash and Cash Equivalents	80,260	126,748
Cash and Cash Equivalents at Beginning of Period	583,064	354,774
Cash and Cash Equivalents at End of Period	$663,324	$481,522

IPSCO Inc.

CONSOLIDATED BALANCE SHEETS (unaudited)

(thousands of United States Dollars)

	March 31	December 31
	2006	2005
Current Assets
Cash and cash equivalents	$663,324	$583,064
Accounts receivable, less allowances	395,938	388,943
Inventories	559,521	506,237
Deferred income taxes	27,400	30,227
Other	7,184	8,615
	1,653,367	1,517,086
Non-Current Assets
Capital assets	1,054,779	1,056,186
Other	64,190	65,747
	1,118,969	1,121,933
Total Assets	$2,772,336	$2,639,019

Current Liabilities
Accounts payable and accrued charges	$276,912	$303,589
Income and other taxes payable	70,516	41,073
Current portion of long-term debt	6,300	4,114
	353,728	348,776
Long-Term Liabilities
Long-term debt	305,877	313,053
Other	44,538	44,584
Deferred income taxes	186,798	191,973
	537,213	549,610
Shareholders’ Equity
Common shares	419,719	419,272
Contributed surplus	16,785	15,548
Retained earnings	1,484,910	1,341,659
Accumulated other comprehensive loss	(40,019)	(35,846)
	1,881,395	1,740,633
Total Liabilities and Shareholders’ Equity	$2,772,336	$2,639,019

IPSCO Inc.

SELECTED DATA

(unaudited)

	2006	2005
	First Quarter	First Quarter

Liquid Steel Production (in thousands)
Regina	283.8	269.4
Montpelier	323.8	320.1
Mobile	360.4	298.4
Total Tons - Production	968.0	887.9

Product Production (in thousands)
Discrete Plate & Coil	895.6	817.5
Cut Plate	155.5	127.2
Total Steel Mill	1,051.1	944.7

Large Diameter	80.7	8.9
Small Diameter	245.6	239.3
Total Tubulars	326.3	248.2
Total Production	1,377.4	1,192.9

Shipments (in thousands)
Discrete Plate & Coil	507.9	493.0
Cut Plate	150.4	125.1
Total Steel Mill	658.3	618.1

Energy Tubulars	208.8	184.0
Large Diameter	79.5	3.2
Non-energy	58.8	50.5
Total Tubulars	347.1	237.7
Total Tons Shipped	1,005.4	855.8

Geographic Sales Mix (millions of US Dollars)
United States	$562.1	$521.2
Canada	$340.8	$245.5
Total	$902.9	$766.7

Sales By Product (millions of US Dollars)
Steel Mill Products	$504.2	$500.5
Tubular Products	$398.7	$266.2
Total	$902.9	$766.7

Average Selling Price per Ton (in US Dollars)
Steel Mill Products	$766	$810
Tubular Products	$1,149	$1,120
Total	$898	$896

Operating Profit per Ton (in US Dollars)	$246	$291

Purchased Steel-Tons (in thousands)	132	77